Exhibit 99.1

Kewaunee Scientific Reports Results for Second Quarter

STATESVILLE, N.C., Dec. 5, 2017 /PRNewswire/ -- Kewaunee Scientific Corporation (NASDAQ: KEQU) today reported results for its second quarter of fiscal year 2018, ended October 31, 2017.

Net earnings for the quarter increased 16.0% to $1,724,000, or $0.62 per diluted share, as compared to net earnings of $1,486,000, or $0.54 per diluted share, in the second quarter last year.

Sales for the quarter were $41,471,000, a 14.2% increase from sales of $36,329,000 in the prior year. Domestic sales for the quarter were $28,540,000, up 1.2% from sales of $28,211,000 in the second quarter of last year. International sales for the quarter were $12,931,000, up 59.3% from sales of $8,118,000 in the second quarter last year.

The increase in sales was the result of strength in the Company's International segment as the Company delivered a large order in the Middle East. This order is the largest single order in the Company's history and is being delivered, based on the Company's global manufacturing capabilities and reach. Domestic sales levels were similar to the prior year as dealer and distributor demand for the Company's products continues at record setting levels.

Kewaunee continues to win orders globally, with the Company's order backlog at $118.0 million at October 31, 2017, as compared to $101.1 million at October 31, 2016, and $113.5 million at April 30, 2017. This level of order backlog is a new record for Kewaunee.

The Company's balance sheet and financial condition remain strong. Unrestricted cash on hand was $11.8 million at the end of the quarter, as compared to $7.6 million at the end of the second quarter last year. Working capital was $34.2 million, as compared to $31.4 million at the end of the second quarter last year. Short-term debt and interest rate swaps were $7.7 million at the end of the quarter, as compared to $6.7 million at the end of the second quarter last year, and long-term debt was $1.8 million as compared to $3.1 million at the end of the second quarter last year. The debt-to-equity ratio at October 31, 2017 was .24-to-1, as compared to .25-to-1 at October 31, 2016.

"We had a solid second quarter and continue to secure new orders in the marketplace as evidenced by the strong growth in our order backlog. This is very encouraging as our quarterly sales performance was higher than the second quarter of the prior year. We remain focused on exceeding our customers' expectations as they continue to invest in projects that require the quality products and services we provide," said David M. Rausch, Kewaunee's President and Chief Executive Officer.

"Looking forward, our third quarter is typically our most challenging; however, we have a strong order backlog for the quarter and the remainder of the year. We have successfully increased our manufacturing capacity in anticipation of this demand and expect sales and earnings growth to continue through the balance of the fiscal year."

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters is located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters and sales office are located in Shanghai, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	October 31,		October 31,
	2017	2016	2017	2016
Net sales	$ 41,471	$ 36,329	$ 75,352	$ 73,608
Cost of products sold	33,560	29,225	60,620	59,365
Gross profit	7,911	7,104	14,732	14,243
Operating expenses	5,256	4,816	10,389	9,894
Operating earnings	2,655	2,288	4,343	4,349
Other income	177	119	345	238
Interest expense	(89)	(78)	(148)	(158)
Earnings before income taxes	2,743	2,329	4,540	4,429
Income tax expense	978	792	1,583	1,562
Net earnings	1,765	1,537	2,957	2,867
Less: net earnings attributable to
the noncontrolling interest	41	51	85	81
Net earnings attributable to
Kewaunee Scientific Corporation	$ 1,724	$ 1,486	$ 2,872	$ 2,786

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.64	$ 0.55	$ 1.06	$ 1.03
Diluted	$ 0.62	$ 0.54	$ 1.04	$ 1.02

Weighted average number of common
shares outstanding
Basic	2,717	2,706	2,715	2,699
Diluted	2,776	2,729	2,766	2,718

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	October 31,	April 30,
	2017	2017
Assets	(Unaudited)
Cash and cash equivalents	$ 11,792	$ 12,506
Restricted Cash	1,392	1,435
Receivables, less allowances	33,245	29,889
Inventories	16,439	14,935
Prepaid expenses and other current assets	1,888	1,047
Total Current Assets	64,756	59,812
Net property, plant and equipment	14,061	14,027
Other assets	7,051	7,077
Total Assets	$ 85,868	$ 80,916

Liabilities and Equity
Short-term borrowings and interest rate swaps	$ 7,711	$ 3,591
Current portion of long-term debt	1,167	918
Accounts payable	14,364	11,995
Other current liabilities	7,268	10,423
Total Current Liabilities	30,510	26,927
Other non-current liabilities	10,040	10,732
Total Liabilities	40,550	37,659
Noncontrolling interest	381	374
Kewaunee Scientific Corporation equity	44,937	42,883
Total Equity	45,318	43,257
Total Liabilities and Equity	$ 85,868	$ 80,916

Contact:	Thomas D. Hull III
(704) 871-3290